Exhibit 99.1

Press Release	For Immediate Release
Date: October 31, 2025

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2025 RESULTS

Highlights for the Third Quarter of 2025:

•	Net income of $125,000 or $0.04 per diluted EPS during the third quarter of 2025, an improvement of $337,000 on a linked quarter basis, and net income of $66,000 or $0.02 per diluted EPS for the nine-month period ending September 30, 2025, an improvement of $138,000 from the previous year’s nine-month period loss of $72,000.

•	Net interest margin on a tax equivalent basis increased to 3.24% with a margin expansion of 11 basis points during the third quarter of 2025 compared to the second quarter of 2025.

•	Total loans increased by $2.0 million during the third quarter of 2025 and were up $7.3 million on an average balance basis from the second quarter of 2025.

•	Total deposits were $329.1 million at September 30, 2025, up $11.8 million from June 30, 2025. Liquidity continues to remain at a very strong level, as evidenced by paying down all FHLB advances by the end of the quarter. The Bank is well positioned for future growth.

•	As of the close of business on August 15, 2025, The Bank of Glen Burnie (“Bank”) completed the acquisition of VA Wholesale Mortgage Incorporated (“VAWM”). During the short period from August 16 to September 30, 2025, VAWM generated pretax income of $36,000. VAWM originates approximately $125 million per year in new mortgages across a wide array of loan products with specialized expertise in mortgage solutions for veterans and military personnel. The acquisition is expected to provide access to new products and markets for the Bank, create the ability to originate and sell mortgages off our balance sheet, and provide cross-selling opportunities for the Bank’s products and services to VAWM’s existing and new clients.

GLEN BURNIE, MD (October 31, 2025) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), today reported net income of $125,000 for the third quarter of 2025 as compared to net income of $129,000 in the third quarter of 2024, a 3.1% decrease. From a linked quarter basis, net income for the third quarter of 2025 increased $337,000 over the $212,000 net loss in the second quarter of 2025. Diluted earnings per share was $0.04 for both the third quarter of 2025 and the third quarter of 2024, but was an $0.11 improvement quarter-to-quarter as compared to a $(0.07) diluted loss per share in the second quarter of 2025.

Year-to-date through September 30, 2025, net earnings were $66,000 compared to a net loss of $72,000 during the same nine-month period in 2024. Diluted earnings per share for the first nine months of 2025 was $0.02, compared to a diluted loss per share of $(0.02) during the same period in 2024.

“We are pleased with our results for this quarter as our strategic initiatives that were started over a year ago, continue to improve our balance sheet position and earnings. We are also excited to complete the acquisition of VAWM as we believe that our new subsidiary will help grow our non-interest income, increase our ability to serve new markets, and add a cornerstone product to our expanding line of products and services,” said Mark C. Hanna, President and Chief Executive Officer. “Our strategic priorities continue to focus on increasing new revenue sources by growing our client relationships and becoming more operationally efficient. Achieving these objectives will expand our return on assets and capital.”

Mr. Hanna added, “We were also very pleased to see that our deposit base and cost of funding continues to remain competitive and stable while seeing good growth in our loan revenues. With strong liquidity and ample capital, we are very excited about our future and the benefits our strategic initiatives are beginning to produce.”

Loan Portfolio Quality/Allowance for Loan Losses

The Bank’s asset quality metrics continue to be very good due to our focus on disciplined lending practices. The non-performing loans ratio as of September 30, 2025, was 0.56%, up 40 basis points from the third quarter 2024 and up slightly by 5 basis points from June 30, 2025. During the third quarter of 2025, the Bank had net charge-offs of $93,000 or 0.17% to average loans, as compared to net recoveries of $44,000 or -0.09% in the third quarter 2024, and net charge-offs of $45,000 or 0.09% in the second quarter of 2025. Provision expense was $44,000 in the third quarter 2025 compared to $105,000 for the third quarter 2024, and $79,000 in the second quarter 2025. The Bank’s allowance for loan losses to loans was 1.19% for the third quarter 2025, a decline of 0.02% from the second quarter of 2025 and a decline of 0.14% from the third quarter of 2024.

Mr. Hanna noted, “We continue to see and experience very good credit results and indicators in our markets, while our non-performing assets remain at lower levels. Our allowance for credit losses at 1.19% of loans, highlights our conservative stance on maintaining a healthy reserve on our balance sheet.”

Balance Sheet

Total loans were $215.3 million at September 30, 2025, an increase of $8.3 million, or 4.0%, from the third quarter of 2024, and $2.0 million from the second quarter of 2025. During the third quarter 2025, total average loans increased $7.3 million from the second quarter 2025 as a result of growth in commercial real estate loans of $2.4 million, $3.8 million of growth in the C&I portfolio, and a $1.1 million increase in consumer loans (automobile).

Total deposits were $329.1 million at September 30, 2025, an increase of $14.8 million, or 4.7%, from the third quarter of 2024, and $11.8 million from the second quarter of 2025. Non-interest-bearing deposits, which are 33% of total deposits, were down by $8.6 million, or 7.4%, from the third quarter of 2024, and were relatively unchanged from the second quarter of 2025. Interest-bearing deposits ended at $221.7 million for the third quarter of 2025, a $23.4 million increase from the third quarter 2024, or 11.8%, and an increase of $11.4 million from the second quarter 2025. The Bank’s communities and markets remain very competitive for deposits by customers who are very rate sensitive.

Interest-bearing cost of deposits increased on a linked quarter basis to 1.91% in the third quarter of 2025 from 1.78% due to the shift of deposit balances from lower cost deposits to the Bank’s higher rate money market accounts and CDs. Total cost of funds, including noninterest sources decreased 0.04% on a linked quarter basis to 1.32%. During the quarter the bank paid off all advances from the FHLB, which were $30 million at the end of the third quarter 2024 and $13.0 million at the end of the second quarter of 2025.

Mr. Hanna commented, “We are glad to see continued growth in our deposit base as those deposits are a strength of our Bank and a big contributor to our strong liquidity. As of September 30, 2025, our liquidity sources improved to the point where we paid off all FHLB advances by the end of the quarter. We still have many sources for additional liquidity in the form of $50.9 million in borrowing capacity with the FHLB, open pledging capacity of our securities portfolio of $56.8 million, $34.6 million in borrowing capacity with FRB, and additional access to other wholesale funding of $123 million. This additional liquidity capacity will provide the funding we need to create a more customer-based balance sheet as our reliance on investment securities continues to decline while growing commercial loan relationships within our markets and the communities we serve.”

The investment securities available for sale was $104.1 million, after the fair value adjustment of $22.3 million at September 30, 2025, with a yield of 2.23% for the third quarter 2025, down $15.8 million from the third quarter of 2024, and down $0.4 million from the second quarter of 2025. The effective duration of the securities portfolio is 7.3 years. Accumulated Other Comprehensive Loss (AOCL) of $16.2 million was up from $15.7 million when compared to the third quarter of 2024, and down from the second quarter of 2025 by $1.7 million. Changes in the Bank’s AOCL in the investment portfolio are attributable to changes in the economy as bonds with longer maturities are more sensitive to interest rate changes. The Bank does not intend to sell nor buy any new securities as our strategic direction is to grow our balance sheet through new loans instead of increasing our reliance on the securities portfolio.

Each of the regulatory capital ratios for the Bank exceeds the well capitalized minimum levels currently required by regulatory statute. At September 30, 2025, the Bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 9.67%, 14.82%, and 15.96% respectively. These compared to the ratios as of June 30, 2025, of 9.59%, 14.91%, and 16.06% and to September 30, 2024, of 10.11%, 15.47%, and 16.72%, respectively.

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $2.8 million for both the third quarters of 2025 and 2024, compared to net interest income of $2.7 million in the second quarter of 2025. The net interest margin for the third quarter of 2025, on a tax equivalent basis, was 3.24% up 10 basis points from the third quarter of 2024 and up 11 basis points from the second quarter of 2025. The increase in the Bank’s net interest margin is due a continued change in the mix of earning assets from lower yielding assets to higher yielding loans. Yields on total loans improved by 15 basis points to 5.73% on a linked quarter basis and were up 4 basis points from the third quarter of 2024, while the total cost of funds was 1.32% in both the third quarters of 2025 and 2024, but down 4 basis points over the second quarter of 2025 from 1.36%. Total earning assets were $354.9 million, down $11.3 million from the third quarter 2024 and down $4.4 million from the second quarter 2025.

Mr. Hanna commented, “We continue to see our mix of earning assets move from cash and securities to a higher percentage of loans. A year ago, in the third quarter of 2024, our loans were 56% of our earning assets where today at the end of the third quarter of 2025, loans represented 61% of our total earning assets, up from 58% in the second quarter of 2025. This is an important and intentional shift in our balance sheet to work around the existing securities portfolio structure.”

Non-Interest Income

Non-interest income in the third quarter of 2025 was $571,000 compared to $354,000 in the third quarter of 2024 and $220,000 in the second quarter of 2025. Mortgage fees from VAWM for the third quarter of 2025 were $192,000, which was the primary cause of the increased non-interest income. The Bank anticipates continued increases in its non-interest income in the form of mortgage fees due to the acquisition of VAWM.

Non-Interest Expense

Noninterest expense totaled $3.3 million for the third quarter of 2025, up $0.3 million from the third quarter of 2024, and relatively equal to the second quarter of 2025. Most of the increase from the third quarter of 2024 was related to non-recurring legal and professional fees from the acquisition of VAWM as well as new operating expenses from VAWM. Salary and related employment benefits were up $211,000 from the third quarter 2024 primarily due to increased headcount at the bank in the latter part of 2024 and new salaries and benefit costs at VAWM. When compared to the second quarter 2025, these costs were down by $161,000 as reductions in headcount in the first and second quarters of 2025 are now being recognized. Salaries and related benefits at VAWM for the third quarter of 2025 were $139,000. Occupancy and equipment expenses, legal, accounting and professional fees, and data processing services combined were up by $89,000 from the third quarter 2024 and up $188,000 from the second quarter 2025 primarily due to increases in legal and professional fees related to the VAWM acquisition and interim finance and accounting consulting help. All other expenses were relatively flat when compared to the third quarter 2024 and second quarter 2025.

Acquisition Summary – VA Wholesale Mortgage Incorporated

As of the close of business on August 15, 2025, the Bank, a Maryland-chartered bank, completed the acquisition of VAWM, a Virginia corporation engaged in residential mortgage banking, lending, and brokerage services, from Eric Tan, its sole shareholder (“Seller”).

Pursuant to the Stock Purchase Agreement, the Bank purchased 100 percent of the issued and outstanding shares of VAWM for a total purchase price of $750,000, payable under a 36-month, interest-free promissory note. The note provides for monthly forgiveness of one-thirty-sixth of the balance over the term, subject to continuing employment and other specified conditions. Amortization of the note will be treated as compensation expense.

In addition, the Seller is entitled to post-closing contingent consideration (“earn-out”) equal to 33% of VAWM’s net earnings plus 0.04% of closed-loan volume for a period of three years following the closing date, estimated to be $298,000 based on historical production and future growth. Earn-out payments are to be determined annually based on VAWM’s financial results, with supporting statements delivered after each year-end.

Concurrent with closing, the Seller entered into an employment agreement with the Bank, continuing to serve in a management role to support the integration of the mortgage operations into the Bank’s business. The acquisition was affected through a private stock purchase and did not involve the issuance of any shares by the Bank.

The transaction was accounted for as a purchase of a business under ASC 805, with VAWM becoming a wholly owned subsidiary of the Bank. The acquisition expands the Bank’s retail mortgage banking capabilities within its existing Mid-Atlantic market footprint. Further details of the financial impacts will be included in the Bancorp’s Financial Statements and Notes in Form 10-Q for the period ended September 30, 2025.

# # #

Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with six branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the Company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Mark C. Hanna, President and Chief Executive Officer

410-768-8877

mchanna@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2025	2025	2024	2024
	(unaudited)	(unaudited)	(audited)	(audited)
ASSETS
Cash and due from banks	$2,359	$1,677	$2,012	$2,255
Interest-bearing deposits in other financial institutions	9,868	10,991	22,452	20,207
Total Cash and Cash Equivalents	12,227	12,668	24,464	22,462

Investment securities available for sale, at fair value	104,141	104,566	107,949	119,958
Restricted equity securities, at cost	251	869	1,671	246

Loans	215,320	213,362	205,219	206,975
Less: Allowance for credit losses	(2,568)	(2,587)	(2,839)	(2,748)
Loans, net	212,752	210,775	202,380	204,227

Premises and equipment, net	2,463	2,575	2,678	2,723
Bank owned life insurance	8,966	8,921	8,834	8,789
Deferred tax assets, net	7,475	8,102	8,548	6,879
Accrued interest receivable	1,340	1,206	1,345	1,478
Accrued taxes receivable	310	271	148	497
Prepaid expenses	434	386	471	486
Other assets	1,435	382	468	614
Total Assets	$351,794	$350,721	$358,956	$368,359

LIABILITIES
Noninterest-bearing deposits	$107,368	$107,027	$100,747	$115,938
Interest-bearing deposits	221,701	210,289	208,442	198,335
Total Deposits	329,069	317,316	309,189	314,273

Short-term borrowings	-	13,000	30,000	30,000
Defined pension liability	341	340	330	329
Accrued expenses and other liabilities	1,655	1,132	1,620	2,597
Total Liabilities	331,065	331,788	341,139	347,199

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,919,695; 2,900,681; 2,900,681; and 2,900,681 shares as of September 30, 2025, June 30, 2025, December 31, 2024, and September 30, 2024, respectively.	2,920	2,901	2,901	2,901
Additional paid-in capital	11,119	11,037	11,037	11,037
Deferred Compensation, Restricted Stock	(84)	-	-	-
Retained earnings	22,948	22,823	22,882	22,921
Accumulated other comprehensive loss	(16,174)	(17,828)	(19,003)	(15,699)
Total Stockholders' Equity	20,729	18,933	17,817	21,160
Total Liabilities and Stockholders' Equity	$351,794	$350,721	$358,956	$368,359

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest income
Interest and fees on loans	$3,126	$2,908	$8,744	$7,648
Interest and dividends on securities	719	814	2,196	2,605
Interest on deposits with banks and federal funds sold	92	237	503	1,004
Total Interest Income	3,937	3,959	11,443	11,257

Interest expense
Interest on deposits	1,044	730	2,827	1,716
Interest on short-term borrowings	62	408	486	1,363
Total Interest Expense	1,106	1,138	3,313	3,079

Net Interest Income	2,832	2,821	8,130	8,178
Provision (release) of credit loss allowance	44	105	(498)	897
Net interest income after credit loss (release) provision	2,788	2,716	8,628	7,281

Noninterest income
Service charges on deposit accounts	37	36	102	109
Mortgage Commissions	192	-	192	-
Other fees and commissions	297	273	570	584
Income on life insurance	45	45	132	132
Total Noninterest Income	571	354	1,758	825

Noninterest expenses
Salary and employee benefits	1,865	1,654	5,718	4,872
Occupancy and equipment expenses	249	327	813	996
Legal, accounting and other professional fees	478	267	1,140	769
Data processing and item processing services	219	263	700	755
FDIC insurance costs	46	41	132	119
Advertising and marketing related expenses	45	40	111	88
Loan collection costs	19	5	71	11
Telephone costs	20	41	83	110
Other expenses	331	354	1,021	928
Total Noninterest Expenses	3,272	2,991	9,789	8,648

Income (loss) before income taxes	87	79	(164)	(542)
Income tax benefit	(38)	(50)	(231)	(470)

Net income (loss)	$125	$129	$66	$(72)

Basic and diluted net income (loss) per common share	$0.04	$0.04	$0.02	$(0.02)

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the nine months ended September 30, 2025 and 2024

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

Net income	-	-	(72)	-	(72)
Cash dividends, $0.20 per share	-	-	(866)	-	(866)
Dividends reinvested under dividend reinvestment plan	18	73	-	-	91
Other comprehensive income	-	-	-	2,682	2,682
Balance, September 30, 2024	$2,901	$11,037	$22,921	$(15,699)	$21,160

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2024	$2,901	$11,037	$22,882	$(19,003)	$17,817

Net income	-	-	66	-	66
Other comprehensive income	-	-	-	2,829	2,829
Deferred compensation, restricted stock	19	(2)	-	-	17
Balance, September 30, 2025	$2,920	$11,035	$22,948	$(16,174)	$20,729

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	September 30,	June 30	September 30,	December 31,
	2025	2025	2024	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$351,794	$350,721	$368,359	$358,956
Investment securities	104,141	104,566	119,958	107,949
Loans	215,320	213,362	206,975	205,219
Allowance for loan losses	2,568	2,587	2,748	2,839
Deposits	329,069	317,316	314,273	309,189
Borrowings	-	13,000	30,000	30,000
Stockholders' equity	20,729	18,933	21,160	17,817
Net income (loss)	125	(212)	129	(112)

Average Balances
Assets	$353,651	$356,587	$363,025	$363,994
Investment securities	127,918	130,343	151,760	148,037
Loans	216,263	208,951	188,627	192,646
Deposits	326,906	317,647	308,435	309,838
Borrowings	5,286	17,824	33,520	32,721
Stockholders' equity	19,452	19,780	18,684	19,169

Performance Ratios
Annualized return on average assets	0.14%	-0.24%	0.14%	-0.03%
Annualized return on average equity	2.56%	-4.30%	2.75%	-0.58%
Net interest margin - FTE	3.24%	3.13%	3.14%	3.06%
Dividend payout ratio	0%	0%	223%	N/M
Book value per share	$7.10	$6.53	$7.29	$6.14
Basic and diluted net income (loss) per share	0.04	(0.07)	0.04	(0.04)
Cash dividends declared per share	0.00	0.00	0.10	0.30
Basic and diluted weighted average shares outstanding	2,919,695	2,919,695	2,897,929	2,893,871

Asset Quality Ratios
Allowance for loan losses to loans	1.19%	1.21%	1.33%	1.38%
Nonperforming loans to avg. loans	0.56%	0.51%	0.16%	0.19%
Allowance for loan losses to nonaccrual & 90+ past due loans	213.9%	242.8%	937.5%	789.1%
Net charge-offs (recoveries)	$93	$45	$(44)	$162
Net charge-offs (recoveries) annualize to avg. loans	0.17%	0.09%	-0.09%	0.08%

Capital Ratios
Common Equity Tier 1 Capital Ratio	14.82%	14.91%	15.47%	15.15%
Tier 1 Risk-based Capital Ratio	14.82%	14.91%	15.47%	15.15%
Leverage Ratio	9.67%	9.59%	10.11%	9.97%
Total Risk-Based Capital Ratio	15.96%	16.06%	16.72%	16.40%
Common Equity Tier 1 Capital	$36,204	$36,449	$36,755	$36,481
Tier 1 Regulatory Capital	$36,204	$36,449	$36,755	$36,481
Total Regulatory Capital	$38,987	$39,281	$39,729	$39,496